To the Board of Directors
True Religion Apparel, Inc. and Subsidiary

Consent of Independent Certified Public Accountants

We consent to the use of our Independent Auditors' Report dated March 5, 2004 covering the financial statements of True Religion Apparel, Inc. and Subsidiary for each of the two years in the period ended December 31, 2003 to be included in this Form SB-2A registration statement to be filed with the Commission on approximately May 7, 2004.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/S/ STONEFIELD JOSEPHSON, INC.
STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
May 7, 2004